QuickLinks -- Click here to rapidly navigate through this document

Exhibit (e)(5)

January 3, 2013

BioClinica, Inc.
826 Newtown Yardley Road
Newtown, PA 18940

        Re:    Extension of Exclusivity Period

Gentlemen:

        Reference is made to the letter agreement, dated November 23, 2012 (the "Exclusivity Letter"), between JLL Partners Inc. and BioClinica, Inc. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Exclusivity Letter.

        In accordance with the penultimate paragraph of the Exclusivity Letter, the parties hereto agree to delete the reference to "December 23, 2012" in the Exclusivity Letter and to insert in place thereof the words "January 23, 2013". Except as expressly amended as set forth in the preceding sentence, the Exclusivity Letter is not otherwise amended, modified or affected by this letter agreement and shall remain in full force and effect in accordance with its terms, and the Exclusivity Letter and the obligations of the parties thereunder are hereby ratified and confirmed in all respects.

        The individuals signing this letter agreement each represents that he or she is authorized to execute and deliver this agreement on behalf of the entity where his or her name appears above the signature. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

        Kindly sign, date and return a copy of this letter to acknowledge your agreement to the terms set forth above.

Very truly yours,
JLL Partners Inc.
By:	/s/ DAN AGROSKIN
Name:	Dan Agroskin
Title:	Managing Director

Acknowledged and agreed
this 3rd day of January 2013.

BioClinica, Inc.
By:	/s/ DAVID E. NOWICKI
Name:	David E. Nowicki, DMD
Title:	Chairman

QuickLinks

  Exhibit (e)(5)